GREENLITE VENTURES INC.
810 Peace Portal Drive, Suite 201
Blaine, Washington 98230

GREENLITE ANNOUNCES REVISED LETTER OF INTENT FOR ACQUISITION OF 66.67 % OF GERMAN-BASED MEMBER OF CARBON CREDIT EXCHANGES

Blaine, WA – September 10, 2012 (OTCBB: GLTV) Greenlite Ventures Inc. (“Greenlite”) announced today that it has entered into a revised letter of intent for the acquisition of 66.67% of Advantag AG, a German based company which is engaged in the business of marketing and trading carbon credits and is a member of a number of European carbon exchanges, including the Carbon Trade Exchange London / Melbourne (a leading exchange for sale of voluntary credits), the Green Market Exchange of the Bavarian Exchange in Munich, Climex in the Netherlands and the KBB Bratislava. The acquisition of control of Advantag will assist Greenlite in marketing of the carbon offsets generated by the United Nature projects and will allow Greenlite to achieve its longer term plan to join carbon exchanges and market other forms of carbon credits.

Under the terms of the Revised Letter of Intent, Greenlite will acquire 66.67% of the shares of Advantag by issuing to Raik Oliver Heinzelmann, the principal shareholder of Advantag (the “Principal Shareholder”) such number of shares of Greenlite as shall be equal to 65% of the number of Greenlite’s outstanding shares resulting in a reverse takeover of Greenlite.

Advantag reported gross carbon credit sales of approximately EUR 2,400,000 (approximately USD$ 3,070,000) for the year ended December 31, 2011 and has gross sales of approximately EUR 1,256,000 (approximately USD$ 1,600,000) for the six months ended June 30, 2012.

Closing will be subject to satisfactory due diligence by Greenlite, preparation of U.S. GAAP financials of Advantag, and the entry into a formal agreement by no later than December 31, 2012. In addition, it will be subject to Greenlite having cash of not less than $500,000, no significant liabilities at closing and the Principal Shareholder being satisfied that the market for Greenlite’s common shares has the strength and liquidity necessary to advance its business.

At closing, the Principal Shareholder will assume management of Greenlite and a majority of directors of Greenlite will be directors nominated by the Principal Shareholder.

About Greenlite

Greenlite is a carbon offsets marketing company. We market carbon offsets through our website to voluntary markets where no verification is required. Greenlite has the exclusive agreement to sell offsets generated by United Nature. United Nature owns and manages sustainable teak plantations and invests in buying rainforest for reforestation. Their projects are located in Darien Province, Panama. Greenlite’s longer term plan is to market and sell verified Deforestation and Degradation (REDD) carbon offsets from global restoration projects. Our focus is on reforestation, ideally with producers, similar to United Nature who provide work opportunities and benefits to the indigenous people. Greenlite’s longer term plans also include seeking to join carbon exchanges and marketing other forms of verified carbon credits.

Greenlite’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: GLTV).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there is no assurance that the parties will reach a formal agreement for the proposed reverse takeover or that the takeover will be completed. There are no assurances that the business combination with Advantag will result in sales or increased sales of carbon offsets by Greenlite. Greenlite has recently commenced to market carbon offsets through its website and there is no assurance that such marketing efforts will be successful.

Contact:
Howard Thomson
Tel: 360-220-5218
Email: Info@greenlitecarboncredits.com